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                                                                    Exhibit 99.1


       CONTACTS:
                   Mellon              Dreyfus                Founders
       Media:      Ron Gruendl         Patrice M. Kozlowski   Steven Shapiro
                   (412) 234-7157      (212) 922-6030         (303) 394-7833
       Analysts:   Donald J. MacLeod
                   (412) 234-5601


           MELLON COMPLETES ACQUISITION OF FOUNDERS ASSET MANAGEMENT

     NEW YORK and DENVER, April 1, 1998--Mellon Bank Corporation (NYSE: MEL) today announced that it has completed its previously announced acquisition of Founders Asset Management, Inc. A manager of growth-oriented no-load equity mutual funds and other investment portfolios, Founders has approximately $7 billion of assets under management. Mellon and Founders signed a definitive agreement in December 1997. Terms of the transaction were not disclosed.

     The combination of Dreyfus and Founders will bolster equity mutual fund assets under Dreyfus' money management organization to more than 30 percent. Adding Founders' growth-oriented funds to Dreyfus' existing equity funds means Mellon can offer access to a comprehensive lineup of 48 equity funds, with a total of more than $30 billion in equity assets under management.

     Founders will become a subsidiary of Mellon Bank, N.A. and will remain headquartered in Denver, operating as Founders Asset Management LLC. Founders' existing management team will remain in place, with retiring Chairman and Chief Executive Officer Bjorn K. "Erik" Borgen serving as a director of the Founders Funds and as a consultant to Dreyfus.

          A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest bank holding companies in market capitalization. With more than $300 billion of assets under management and $1.5 trillion of assets under administration, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management, places Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellon's principal subsidiary is Mellon Bank, N.A.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

          For more information about the Founders Funds, including management fees and expenses, please call Founders Asset Management, LLC at 1 800 525-2440 for a prospectus. Please read the prospectus carefully before you invest or send money. Premier Mutual Fund Services, Inc., distributor of the Founders Funds.

          For more information about the Dreyfus Funds, including management fees and expenses, please call Dreyfus at 1 800 645-6561 for a prospectus. Please read the prospectus carefully before you invest or send money. Premier Mutual Fund Services, Inc., distributor of the Dreyfus Funds.

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